ETFis Series Trust 485BPOS

Exhibit 99.(e)(1)

ETFIS SERIES TRUST I

AMENDMENT TO EXHIBIT A TO DISTRIBUTION AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the 23rd day of June 2026, to Exhibit A to the Distribution Agreement, dated as of December 1, 2019 (the “Distribution Agreement”), is entered into by and between ETFIS SERIES TRUST I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended, and VP Distributors, LLC, a Delaware limited liability company with its principal place of business at One Financial Plaza, 26th Floor, Hartford, CT 06103 (the “Distributor”).

WHEREAS, each of the Trust and the Distributor is a party to the Distribution Agreement; and

WHEREAS, each of the Trust and the Distributor desires to amend the Distribution Agreement to replace Exhibit A.

NOW, THEREFORE, the parties agree as follows:

1.       Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.       Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I		VP DISTRIBUTORS, LLC

By:	/s/ William J. Smalley	By:	/s/ David G. Hanley
	William J. Smalley, President		David G. Hanley, Treasurer

EXHIBIT A

(As of June 23, 2026)

InfraCap MLP ETF

InfraCap REIT Preferred ETF

Virtus Biotech Clinical Trials ETF

Virtus Biotech ETF

Virtus InfraCap Preferred and Income Securities ETF

Virtus InfraCap U.S. Preferred Stock ETF

Virtus Newfleet Multi-Sector Bond ETF

Virtus Private Credit Strategy ETF

Virtus Real Asset Income ETF

Virtus Reaves Utilities ETF